Exhibit 10(ii)

FORM OF

MATERIAL SCIENCES CORPORATION

FISCAL 2005 PHANTOM STOCK UNIT AGREEMENT*

THIS PHANTOM STOCK UNIT AGREEMENT (the “Agreement’), dated as of this 9th day of March, 2004, by and between Material Sciences Corporation, a Delaware corporation (the “Company”), and «UnitHolder» (the “Unit Holder”), is entered into with reference to the following:

A. The Company is desirous of providing additional incentives to Unit Holder in rendering services as «Title» of the Company and in order to accomplish this result has determined to grant phantom stock units.

B. Unit Holder is desirous of accepting the grant on the terms and conditions set forth herein.

NOW, THEREFORE, it is agreed as follows:

1. Grant.

(a) Subject to the terms and conditions set forth in this Agreement, the Company grants the Unit Holder «Units» («NumberUnits») Units (as defined below), which will vest and be paid-out in accordance with the provisions of this Agreement if one or both of the Vesting Dates (defined below) occur during the period commencing on the date hereof and expiring at the close of business on March 8, 2007 (the “Expiration Date”). Each Unit represents the right to receive cash in an amount (the “Payout Amount”) equal to (i) the average of the Fair Market Value of one share of the Company’s Common Stock for the 30 consecutive trading days ending on the applicable Vesting Date plus (ii) the aggregate amount of dividends declared on one share of Common Stock prior to the applicable Vesting Date (but only for dividends as to which the “ex-dividend” trading dates are prior to the applicable Vesting Date). For purposes of this Agreement, “Fair Market Value of one share of Common Stock” on a particular day shall mean the closing sales price of the Common Stock on the New York Stock Exchange on that day.

2. Pay-out of Units. Within 15 business days after each Vesting Date, the Company shall pay the Unit Holder an amount equal to (i) the number of Units which vested on that Vesting Date multiplied by (ii) the Payout Amount. On the Expiration Date, any unvested Units shall automatically and without notice terminate and become null and void.

3. Vesting. Fifty percent (50%) of the total number of Units shall vest when the Fair Market Value of one share of Common Stock is at or higher than «FirstStrikePrice» (“First Strike Price”) for 30 consecutive trading days (the “First Vesting Date”). The remaining fifty percent (50%) of the total number of Units shall vest when the Fair Market Value of one share of Common Stock is at or higher than

*	See Attached Schedule

«SecondStrikePrice» (“Second Strike Price” and, together with the First Strike Price, the “Strike Prices”) for 30 consecutive trading days (the “Second Vesting Date,” and together with the First Vesting Date, the “Vesting Dates”), but in each case only if the Unit Holder is actively serving as «Title» of the Company on the First Vesting Date or Second Vesting Date, as the case may be, with no interruption of continuous service from the date of this Agreement through the applicable Vesting Date. For greater certainty, any leave of absence for periods and purposes conforming to the personnel policies of the Company and approved by the Compensation and Organization Committee (the “Committee”) of the Board of Directors shall not be deemed to be an interruption of continuous service. If any dividend is declared on the Common Stock prior to the First Vesting Date (and the “ex-dividend” trading date is prior to the First Vesting Date), then the Strike Prices shall automatically be reduced by the per share amount of such dividend with effect from and after the “ex-dividend” date. If any dividend is declared on the Common Stock after the First Vesting Date but prior to the Second Vesting Date (and the “ex-dividend” trading date falls within that period), then the Second Strike Price shall automatically be reduced by the per share amount of such dividend with effect from and after the “ex-dividend” date. The “per share amount” of any dividend paid other than in cash shall be the fair market value of such dividend as determined by the Committee.

4. Effect on Vesting in Case of Termination of Services. Notwithstanding Paragraph 3 above, the following special vesting rules shall apply if the Unit Holder’s services with the Company terminate at any time prior to the First or Second Vesting Date:

(a) In the event that the Unit Holder’s service is terminated due to the Unit Holder’s death, retirement or total and permanent disability, or due to the termination of the Unit Holder by the Company without Cause, the Committee shall have the sole and absolute discretion to determine if the Unit Holder’s unvested Units shall vest. Any determination by the Committee pursuant to this paragraph shall be final and binding on the Company and the Unit Holder and shall not be subject to contest or challenge.

(b) In the event that the Unit Holder is terminated by the Company under circumstances which constitute Cause, or in the event of the Unit Holder’s resignation from the Company, then the Unit Holder’s unvested Units shall remain unvested, and concurrent with the effective date of such termination, the Unit Holder shall forfeit all of the unvested Units.

(c) The following definitions shall apply for purposes of this paragraph 4:

“Cause” with respect to the termination of the Unit Holder’s services, means (i) the willful and continued failure by the Unit Holder to perform substantially the Unit Holder’s duties as «Title» of the Company within a reasonable period of time after a written demand for a substantial performance is delivered to the Unit Holder by the

Chief Executive Officer which demand specifically identifies the manner in which the Chief Executive Officer believes that the Unit Holder has not substantially performed the Unit Holder’s duties; or (ii) the willful misconduct by the Unit Holder in the performance of the Unit Holder’s duties as «Title» of the Company or the willful engaging by the Unit Holder in conduct which, in either case, is illegal or materially injurious to the Company monetarily or otherwise.

“Termination of services as a result of retirement or permanent disability” shall mean termination of services for either or both of these reasons as solely determined by the Committee.

5. Transferability. Except as otherwise provided herein, the Unit Holder may not sell, transfer, assign, pledge or otherwise encumber any of the Units or the rights granted hereunder (any such disposition or encumbrance being referred to herein as a “Transfer”). Any Transfer or purported Transfer by the Unit Holder of any of the Units except in accordance herewith shall be null and void. Units are exercisable during the Unit Holder’s lifetime. Notwithstanding the foregoing, Units may be Transferred (i) by law or pursuant to the laws of descent and distribution and (ii) by the Unit Holder to a “family member” of such Unit Holder by gift or by domestic relations order, but subject to the continued application of the vesting requirements under this Agreement (including without limitation the continued service by the Unit Holder as «Title» of the Company. For purposes of this paragraph 5, “family member” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the Unit Holder’s household (other than as a tenant or employee), a trust in which these persons have more than fifty percent of the beneficial interest, a foundation in which these persons (or the Unit Holder) control the management of assets, and any other entity in which these persons (or the Unit Holder) own more than fifty percent of the voting interests (each, a “Permitted Transferee”). In the case of any Transfer pursuant to this Paragraph 5, this Agreement shall be interpreted such that the term “Unit Holder” shall mean the transferring Unit Holder and his Permitted Transferees (it being agreed that all of the obligations of the Unit Holder hereunder shall be allocated as appropriate between the transferring Unit Holder and his Permitted Transferee).

6. Changes in Capitalization; Special Dividends; Sale of the Company. Upon the occurrence of any of the following events prior to the First Vesting Date or Second Vesting Date, the grants hereunder shall be adjusted as follows:

(a) In the event of any change in the capitalization of the Company which affects the Units (such as a stock dividend, a stock distribution, a stock split, a subdivision or combination of shares, or a merger or consolidation to which the Company is a party, but excluding the sale, purchase or retirement by the Company of shares of Common Stock or securities convertible into Common Stock or the issuance of shares of Common Stock or securities convertible into Common Stock), the Committee shall make or cause to be made any proportionate adjustments herein or otherwise necessary to reflect such change with respect to the Units.

(b) Upon a Sale of the Company for cash or other consideration which has a fair market value (as determined by the Compensation Committee) in excess of the First Strike Price, then the First Vesting Date shall occur upon the closing of such transaction (even if the closing stock price has not exceeded the First Strike Price for 30 consecutive trading days) and the Payout Amount shall equal the per share value that the Company’s stockholders receive in such transaction.

(c) Upon a Sale of the Company for cash or other consideration which has a fair market value (as determined by the Compensation Committee) in excess of the Second Strike Price, then the First Vesting Date shall occur upon the closing of such transaction (if it has not occurred previously) and the Second Vesting Date shall occur upon the closing of the transaction (even if the closing stock price has not exceeded the Second Strike Price for 30 consecutive trading days), and the Payout Amount shall equal the per share value that the Company’s stockholders receive in such transaction.

(d) Upon a Sale of the Company which does not trigger the First Vesting Date, the Unit Holder shall forfeit his right to the Units. Upon a Sale of the Company which triggers the First Vesting Date but not the Second Vesting Date, the Unit Holder shall forfeit his right to 50% of the Units.

For purposes of this Section 6, “Sale of the Company” means (i) the sale of a majority of the outstanding Common Stock to a person or group in a single transaction or a series of related transactions, (ii) a merger or consolidation to which the Company is a party, other than a transaction in which the holders of the Common Stock receive securities which represent a majority of the voting power of the surviving corporation, and (iii) any other transaction determined to be a sale of the Company by the Committee.

7. Rights Unfunded. The Unit Holder understands that the rights provided for hereunder are unfunded and the Company has not made, and has no obligation to make, any provision with respect to segregating assets of the Company for payment of any benefits hereunder. The Unit Holder further understands that he has no interest in any particular asset of the Company by reason of this Agreement but only the rights of a general unsecured creditor with respect to his rights under this Agreement.

8. No Rights as a Stockholder. Neither the Unit Holder nor any other person legally entitled to the Units hereunder shall have any rights of a stockholder by virtue of the grant and vesting of the Units.

9. Taxes. As a condition precedent to this Agreement, the Unit Holder agrees to pay to the Company at such times as the Company shall determine such amounts as the Company shall deem necessary to satisfy any withholding taxes due on income that the Unit Holder recognizes as a result of vesting or pay-out of the Units. The Committee shall have the power to withhold, or require the Unit Holder to remit to the Company, an amount sufficient to satisfy any withholding or other tax due with respect to any Units and/or any amount payable hereunder, and the Committee may defer any such payments unless indemnified by the Unit Holder to such Committee’s satisfaction.

10. Descriptive Headings; Interpretation of Agreement. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. Any questions which arise in connection with the interpretation or performance of this grant shall be resolved by the Committee in its sole and absolute discretion.

11. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall, upon the death of the Unit Holder acquire any rights hereunder.

12. Further Assurances. The parties agree to execute such further instruments and to take such further actions as may reasonably be required to carry out the intent of this Agreement.

13. Notices. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given when personally delivered or after five (5) business days following deposit in the United States Post Office, by certified mail with postage and fees prepaid, return receipt requested. Notices shall be addressed, in the case of the Unit Holder, to the address set forth below his signature on the signature page hereto and in the case of the Company, to it at its principal executive office, or at such other address as such party may designate by ten (10) days’ advance written notice to the other party.

14. Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof.

15. Governing Law. The corporate law of the State of Delaware shall govern all questions concerning the relative rights of the Company and its shareowners. All other questions concerning the construction, validity and interpretation of this Agreement shall be governed by the internal laws (and not the laws of conflicts) of the State of Illinois.

16. Termination. This Agreement, and all rights and obligations hereunder, shall be null and void unless the Unit Holder shall accept the same below and return this executed Agreement to the Secretary of the Company at his office in Elk Grove Village, Illinois by April 16, 2004.

* * *

Dated as of the 9th day of March, 2004.

MATERIAL SCIENCES CORPORATION

By:
Ronald L. Stewart
Its:	President and Chief Executive Officer

Accepted this day of
, 2004

«UnitHolder»

Notice Address:

SCHEDULE TO FORM OF PHANTOM STOCK UNIT AGREEMENT

(AS OF MARCH 9, 2004)

Unit Holder: Title: Units: First Strike Price: Second Strike Price:	Ronald L. Stewart President and Chief Executive Officer 100,000 $14.00 $15.00

Unit Holder: Title: Units: First Strike Price: Second Strike Price:	John M. Klepper Executive Officer 5,600 $14.00 $15.00

Unit Holder: Title: Units: First Strike Price: Second Strike Price:	Clifford D. Nastas Executive Officer 6,400 $14.00 $15.00

Unit Holder: Title: Units: First Strike Price: Second Strike Price:	Ronald L. Millar Executive Officer 5,600 $14.00 $15.00